Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement for an unspecified amount of securities of Inverness Medical Innovations, Inc. on Form S-3 (“Registration Statement”) of our report dated June 14, 2005, relating to the statements of net assets sold of the Determine/Daina Screen Rapid Diagnostics Product Line (the “Product Line”) of Abbott Diagnostics Division of Abbott Laboratories as of February 28, 2005 and November 30, 2004 and 2003, and the related statements of net sales in excess of expenses for the three-month period ended February 28, 2005 and the years ended November 30, 2004, 2003 and 2002 (which statements are not intended to be a complete presentation of the Product Line’s assets, liabilities, revenues or expenses), appearing in the Current Report on Form 8-K dated June 17, 2005, filed on June 20, 2005, and to the reference to us under the heading “Experts” in the Prospectus, which is a part of this Registration Statement.

/s/ DELOITTE & TOUCHE Llp
Chicago, Illinois
November 21, 2006